Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-159005 and 333-126252) and on Form S-3 (No. 333-180360) of W&T Offshore, Inc (“W&T”) of our report dated December 12, 2012 relating to the Statements of Revenues and Direct Operating Expenses of the Newfield Properties acquired by W&T from Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC, which appears in this Current Report on Form 8-K dated October 5, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 12, 2012